Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement Nos. 333-132370 and 333-132370-01

Equity First

Performance First

[GRAPHIC]

OFFERING SUMMARY

(Related to the Pricing Supplement, No. 2006 - MTNDD026, Subject to Completion, Dated July 13, 2006)

CITIGROUP FUNDING INC.

Medium-Term Notes, Series D

Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed by Citigroup Inc.

PACERSSM

____________________________________________________

PACERSSM Based Upon

iShares® MSCI Brazil Index Fund

Premium mAndatory Callable

Equity-linked secuRitieS

Due 2008

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus by calling toll-free 1-877-858-5407.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

July 13, 2006

2	PACERS

PACERSSM

Based Upon Shares of

iShares® MSCI Brazil Index Fund

Premium mAndatory Callable

Equity-linked secuRitieS due 2008

This offering summary represents a summary of the terms and conditions of the PACERS. We encourage you to read the preliminary pricing supplement and accompanying prospectus supplement and prospectus related to this offering.

Overview of the PACERSSM

Premium mAndatory Callable Equity-linked secuRitieS, or PACERSSM, are callable equity-linked investments that offer participation in a portion of the appreciation of the Underlying Shares on which the PACERS are based, while also providing limited protection against a decline in the price of the Underlying Shares. The PACERS Based Upon iShares® MSCI Brazil Index Fund have a maturity of approximately two years and are issued by Citigroup Funding Inc. Some key characteristics of the PACERS include:

°	No Periodic Income Payments. The PACERS do not offer any current income or distributions, which means that you will not receive any periodic interest or other payments on the PACERS prior to maturity, unless we call the PACERS. You will also not receive any dividend payments or other distributions, if any, made on the Underlying Shares or the stocks included in the MSCI Brazil Index. The return on the PACERS, if any, will be paid only if the PACERS are called on any Call Date and depends on the closing price of the Underlying Shares on each Call Date.

°	Mandatory Call. The PACERS are mandatorily callable by Citigroup Funding on any of the three Call Dates during any of the four semi-annual Call Determination Periods, commencing approximately six months after the Pricing Date, if the closing price of the Underlying Shares on any Call Date is greater than or equal to the closing price of the Underlying Shares on the Pricing Date. If mandatorily called, you will receive an amount in cash per PACERS equal to $10 plus the applicable Mandatory Call Premium, which is expected to be approximately (i) 7.25%-8.50% (to be determined on the Pricing Date), if called in January 2007, (ii) 14.50%-17.00% (to be determined on the Pricing Date), if called in July 2007, (iii) 21.75%-25.50% (to be determined on the Pricing Date), if called in January 2008 and (iv) 29.00%-34.00% (to be determined on the Pricing Date), if called in July 2008.

°

No Principal Protection.    If the PACERS are not called, for each PACERS you hold at maturity you will receive $10 in cash unless the closing price of the Underlying Shares on the Valuation Date is less than or equal to approximately 65% (to be determined on the Pricing Date) of the Initial Share Price. In that case, you will receive a fixed number of Underlying Shares equal to the Exchange Ratio ($10 divided by the closing price of Underlying Shares on the Pricing Date). If you receive a fixed number of Underlying Shares equal to the Exchange Ratio at maturity and the price of the Underlying Shares at

PACERS	3

maturity is less than the Initial Share Price, the amount you receive at maturity for each PACERS will be less than amount of your initial investment and could be zero, in which case your investment in the PACERS will result in a loss. Accordingly, while the PACERS may provide limited protection against the decline in the price of the Underlying Shares, the PACERS are not principal protected.

The PACERS are a series of unsecured senior debt securities issued by Citigroup Funding. Any payments due on the PACERS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. The PACERS will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding, and the guarantee of any payments due under the PACERS will rank equally with all other unsecured and unsubordinated debt of Citigroup. The return of the principal amount of your investment in the PACERS at maturity is not guaranteed.

Capitalized terms used in this overview are defined in “Preliminary Terms” on the following page.

Types of Investors

The PACERS may be an attractive investment for investors with a neutral to mildly optimistic investment view on the Underlying Shares, including:

°	Investors with neutral to moderate growth expectations for the Underlying Shares who also seek limited protection against loss

°	Investors willing to trade potential upside appreciation in the Underlying Shares in return for the potential to receive a fixed per annum return if the PACERS are called

°	Current or prospective holders of the Underlying Shares who are willing to accept the downside risk in the Underlying Shares subject to limited protection against loss

4	PACERS

Preliminary Terms

Issuer:	Citigroup Funding Inc.
Security:	Premium mAndatory Callable Equity-linked secuRitieS (PACERSSM) Based Upon iShares® MSCI Brazil Index Fund
Guarantee:	Any payments due on the PACERS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the PACERS are not principal protected, you may receive a payment at maturity with a value less than the amount you initially invest
Rating of the Issuer’s Obligations:	Aa1/AA- (Moody’s/S&P) based upon the Citigroup guarantee
Principal Protection:	None
Pricing Date:	, 2006
Issue Date:	Three business days after the Pricing Date
Valuation Date:	Approximately two years from the Pricing Date
Maturity Date:	Approximately two years from the Issue Date
Underlying Shares:	Shares of iShares® MSCI Brazil Index Fund. (NYSE Symbol: “EWZ”)
Issue Price:	$10.00 per PACERS
Coupon:	None
Amount to Be Received at Maturity:

If not called before the Maturity Date, for each $10 PACERS:

(1) a  number of Underlying Shares equal to the Exchange Ratio, if the closing price of the Underlying Shares on the Valuation Date declines by approximately 35% (to be determined on the Pricing Date) or more from the Initial Share Price, or

(2) $10 in cash

Exchange Ratio:	A number of Underlying Shares per PACERS equal to $10 divided by the Initial Share Price (actual ratio to be determined on the Pricing Date)
Initial Share Price:	The closing price of the Underlying Shares on the Pricing Date
Mandatory Call Feature:	Mandatorily callable semi-annually in whole, but not in part, on any Call Date if the closing price of the Underlying Shares on any Call Date is equal to or greater than the Initial Share Price. If we call the PACERS during any Call Determination Period, the related call payment date will be at least three business days after the relevant Call Date or, in the case of the Call Determination Period beginning on July , 2008, at maturity.
Call Dates:	Any trading day during any Call Determination Period
Call Determination Period:	Each of the three-trading-day periods, starting on and including January , 2007, July , 2007, January , 2008 and July , 2008
Mandatory Call Premium:

(1) Approximately 7.25% to 8.50% (to be determined on the Pricing Date), if called in January 2007

(2) Approximately 14.50% to 17.00% (to be determined on the Pricing Date), if called in July 2007

(3) Approximately 21.75% to 25.50% (to be determined on the Pricing Date), if called in January 2008

(4) Approximately 29.00% to 34.00% (to be determined on the Pricing Date), if called in July 2008

Call Price:	(1) $ per PACERS, if called in January 2007 (2) $ per PACERS, if called in July 2007 (3) $ per PACERS, if called in January 2008 (4) $ per PACERS, if called in July 2008
Listing:	The PACERS will not be listed on any exchange. Citigroup Global Markets Inc. intends to make a market in the PACERS but is not obligated to do so. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the PACERS.
Underwriting Discount:	2.25%
Calculation Agent:	Citigroup Global Markets Inc.

PACERS	5

Benefits of the PACERS

°	Potential Return Through Mandatory Call Feature. Citigroup Funding must call the PACERS and pay you an amount in cash equal to $10 plus the applicable Mandatory Call Premium of approximately 14.50% to 17.00% per annum on a simple interest basis (to be determined on the Pricing Date) if on any Call Date the closing price of the Underlying Shares is equal to or greater than the Initial Share Price. In this case, your return on the PACERS will be greater than your initial investment, although you should not expect to receive a return of more than approximately 14.50% to 17.00% per annum on a simple interest basis (to be determined on the Pricing Date).
°	Protection Against Loss in Limited Circumstances. If Citigroup Funding does not call the PACERS, at maturity you will receive your original investment in the PACERS even if the closing price of the Underlying Shares has declined from the Initial Share Price, as long as the closing price of the Underlying Shares on the Valuation Date does not decline from the Initial Share Price by the predetermined percentage or more. In this case, you will not suffer the same loss that a direct investment in the Underlying Shares would produce. However, if the closing price of the Underlying Shares on the Valuation Date does decline by the predetermined percentage or more, the value of the Underlying Shares you receive at maturity will be directly linked to the change in price of the Underlying Shares and will result in a loss.

Key Risk Factors for the PACERS

An investment in the PACERS involves significant risks. While some of the risk considerations are summarized below, please review the “Risk Factors Relating to the PACERS” section of the preliminary pricing supplement related to this particular offering for a full description of risks.

°	Potential for Loss. If on the Valuation Date, the closing price of the Underlying Shares declines from the Initial Share Price by the predetermined percentage or more and the PACERS are not called, you will receive a number of Underlying Shares at maturity with a value that is less than the amount of your initial investment in the PACERS and which could be zero.

°	Volatility of iShares® MSCI Brazil Index Fund. Historically, the price of the Underlying Shares has been volatile. From July 14, 2000 to July 12, 2006, the closing price of the Underlying Shares has been as low as $5.35 per share and as high as $46.98 per share. If we do not call the PACERS, at maturity whether you receive cash equal to the amount of your initial investment in the PACERS or a number of Underlying Shares with a value less than your initial investment depends upon the closing price of the Underlying Shares on the Valuation Date. The volatility of the price of the Underlying Shares may result in your receiving a number of Underlying Shares at maturity with a value less than your initial investment in the PACERS, which will result in a loss.

°	Appreciation May Be Limited. If the PACERS are mandatorily called, you will receive an amount in cash equal to $10 plus the applicable Mandatory Call Premium. The opportunity to participate in possible increases in the price of the Underlying Shares is limited if the PACERS are mandatorily called because the return you receive will be limited to the applicable Mandatory Call Premium. Your return on the PACERS may be less than your return on a similar security that allowed you to participate more fully in the appreciation of the Underlying Shares.

6	PACERS

°	No Periodic Payments. You will not receive any periodic payments of interest or any other payments on the PACERS until maturity, unless we call the PACERS. In addition, you will not be entitled to receive dividend payments or other distributions, if any, made on the Underlying Shares or on the stocks included in the MSCI Brazil Index.

°	Potential for a Lower Comparative Yield. Because you will not receive any periodic payments of interest or any other periodic payments on the PACERS, if the PACERS are not mandatorily called, the effective yield on the PACERS will be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding of comparable maturity.

°	Value of the Underlying Shares May Not Track Value of the MSCI Brazil Index. Although the trading characteristics and valuations of the Underlying Shares will usually mirror the characteristics and valuations of the MSCI Brazil Index, the value of the Underlying Shares may not completely track the value of the MSCI Brazil Index. The iShares® MSCI Brazil Index Fund will reflect transaction costs and fees that are not included in the calculation of the MSCI Brazil Index. Additionally, because iShares® MSCI Brazil Index Fund does not actually hold all of the stocks underlying the MSCI Brazil Index but invests in a representative sample of securities which have a similar investment profile as the stocks underlying the MSCI Brazil Index, the iShares® MSCI Brazil Index Fund will not fully replicate the performance of the MSCI Brazil Index.

°	Conditions in the Brazilian Securities Markets. The stocks included in the MSCI Brazil Index and that are generally tracked by the Underlying Shares have been issued by companies in Brazil. Although the market price of the Underlying Shares is not directly tied to the value of the MSCI Brazil Index or the trading price of the stocks underlying the MSCI Brazil Index, the trading price of the Underlying Shares is expected to correspond generally to the value of publicly traded equity securities in the aggregate in the Brazilian equity market, as measured by the MSCI Brazil Index. This means that the trading price of the Underlying Shares is expected to be affected by factors affecting the Brazilian equity market.

Investments in securities linked to the value of the Brazilian equity market involve certain risks. The Brazilian markets may be more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets. Also, there is generally less publicly available information about Brazilian companies than about U.S. companies, and Brazilian companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. companies.

Securities prices in Brazil are subject to political, economic, financial and social factors that apply in Brazil. These factors, which could negatively affect the Brazilian securities markets, include the possibility of recent or future changes in local or Brazil-wide political leadership and economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to such companies or investments in Brazilian equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, the Brazilian economy may differ favorably or unfavorably from the U.S. economy in such respects as growth of gross national product, rate of inflation, capital investment, resources and self-sufficiency.

PACERS	7

°	Currency Exchange Rate Risk. Because the trading price of the Underlying Shares generally reflects the U.S. dollar value of the securities represented in the MSCI Brazil Index, holders of the PACERS will be exposed to currency exchange rate risk with respect to the Brazilian Real, the currency in which most or all of the securities represented in the MSCI Brazil Index trade. An investor’s net exposure will depend on the extent to which the Brazilian Real strengthens or weakens against the U.S. dollar and the relative weight of each security. If, taking into account such weighting, the dollar strengthens against the Brazilian Real, the value of the underlying shares will be adversely affected and the likelihood of the PACERS being called will decrease or the amount you receive at maturity on the PACERS may be reduced.

°	Exchange Listing and Secondary Market. The PACERS will not be listed on any exchange. There is currently no secondary market for the PACERS. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the PACERS. Although Citigroup Global Markets Inc. intends to make a market in the PACERS, it is not obligated to do so.

°	Resale Value of the PACERS. Due to, among other things, changes in the price of and dividend yield on the Underlying Shares or the stocks included in the MSCI Brazil Index, interest rates, the performance of the iShares® MSCI Brazil Index Fund, other economic conditions and Citigroup Funding and Citigroup’s perceived creditworthiness, the PACERS may trade at prices below their initial price of $10 per PACERS. You could receive substantially less than the amount of your initial investment if you sell your PACERS prior to maturity.

°	Fees and Conflicts. Citigroup Global Markets and its affiliates involved in this offering are expected to receive compensation for activities and services provided in connection with the PACERS. Further, Citigroup Funding expects to hedge its obligations under the PACERS through the trading of the Underlying Shares, one or more of the securities included in the MSCI Brazil Index, or other instruments, such as options, swaps or futures, based upon the Underlying Shares, the MSCI Brazil Index or one or more of the securities included in the MSCI Brazil Index by one or more of its affiliates. Each of Citigroup Funding’s or its affiliates’ hedging activities and Citigroup Global Markets’ role as the Calculation Agent for the PACERS may result in a conflict of interest.

°	Citigroup Credit Risk. The PACERS are subject to the credit risk of Citigroup, Citigroup Funding’s parent company and the guarantor of any payments due on the PACERS.

8	PACERS

Certain U.S. Federal Income Tax Considerations

No statutory, judicial or administrative authority directly addresses the characterization of the PACERS or instruments similar to the PACERS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the PACERS are not certain. Accordingly, a prospective investor (including a tax-exempt investor) in the PACERS should consult his or her tax advisor in determining the tax consequences of an investment in the PACERS.

The following summarizes certain federal income tax considerations for U.S. investors that are the initial holders of the PACERS as capital assets. Investors should be referred to the preliminary pricing supplement and accompanying prospectus supplement for additional information relating to U.S. federal income tax and to their tax advisors to determine tax consequences particular to their situation.

In purchasing a PACERS, you agree with Citigroup Funding that you and Citigroup Funding intend to treat a PACERS for U.S. federal income tax purposes as a derivative financial instrument with respect to the Underlying Shares. Under such treatment, if at maturity a U.S. Holder receives Underlying Shares, a U.S. holder in general should recognize no gain or loss on the purchase of the Underlying Shares by application of the monies received by Citigroup Funding in respect of the PACERS. Upon the mandatory redemption of the PACERS for cash prior to or at maturity, or the sale or other taxable disposition of a PACERS by a U.S. Holder, the U.S. Holder generally will recognize capital gain or loss equal to the difference, if any, between the amount realized as a result of such mandatory redemption, sale or other taxable disposition and the U.S. Holder’s tax basis in the PACERS. Any such gain or loss generally should be long-term capital gain or loss if the U.S. Holder has held the PACERS for more than one year at the time of disposition. Due to the absence of authority as to the proper characterization of the PACERS, no assurance can be given that the Internal Revenue Service will accept, or that a court will uphold, the characterization and tax treatment described above, and alternative treatments of the PACERS could result in less favorable U.S. federal income tax consequences to you, including a requirement to treat long-term capital gain as ordinary income plus an interest charge, or to accrue income on a current basis.

In the case of a holder of the PACERS that is not a U.S. person, any capital gain realized upon the sale or other disposition of the PACERS should not be subject to U.S. withholding tax if:

(i)	The holder complies with the applicable certification requirement (including in general the furnishing of an IRS Form W-8 or substitute form)

(ii)	Such gain is not effectively connected with a U.S. trade or business of such holder, and

(iii)	in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition or the gain is not attributable to a fixed place of business maintained by such individual in the United States.

You should refer to the preliminary pricing supplement and accompanying prospectus supplement related to this offering for additional information relating to U.S. federal income tax and should consult your own tax advisors to determine tax consequences particular to your situation.

PACERS	9

ERISA and IRA Purchase Considerations

Employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), entities the assets of which are deemed to constitute assets of such plans, and government or other plans subject to laws substantially similar to ERISA are NOT permitted to purchase the PACERS.

Individual retirement accounts, individual retirement annuities and Keogh plans will be permitted to purchase or hold the PACERS as long as (1) no Citigroup Global Markets affiliate or employee manages the account or provides advice to the account that serves as a primary basis for the account’s decision to purchase or hold the PACERS, (2) if the account is owned by a Citigroup Global Markets employee, the employee does not receive any compensation as an employee (such as, for example, an addition to bonus) based on the purchase of PACERS by his/her account, and (3) any SEP, Simple, or Keogh plans that purchase PACERS cover only owners and not employees.

Additional Considerations

In the event you receive Underlying Shares at maturity of the PACERS, the amount you receive will be subject to adjustment for a number of events that modify iShares® MSCI Brazil Index Fund’s structure and may be affected by the liquidation, dissolution or winding up of the iShares® MSCI Brazil Index Fund. You should refer to the sections “Description of the PACERS—Dilution Adjustments” and “—Delisting or Suspension of Trading of the Underlying Shares; Termination of the iShares® MSCI Brazil Index Fund” in the preliminary pricing supplement related to this offering for more information. However, the amount you receive at maturity, if applicable, will not be adjusted for other events that may adversely affect the price of the Underlying Shares, and these other events may have the effect of reducing the amount you receive at maturity on the PACERS if you receive Underlying Shares.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering will conform to the requirements set forth in Rule 2720 of the Conduct Rules of the National Association of Securities Dealers.

Client accounts over which Citigroup or its subsidiaries have investment discretion are NOT permitted to purchase the PACERS, either directly or indirectly.

10	PACERS

Hypothetical Examples

The examples of hypothetical Call Prices and amounts received at maturity set forth below are intended to illustrate the effect of different closing prices of the Underlying Shares on the amount you will receive in respect of the PACERS upon a mandatory call or at maturity. All of the hypothetical examples are based on the following assumptions:

°	Issue Price: $10.00 per PACERS

°	Pricing Date: July 18, 2006

°	Settlement Date: July 21, 2006

°	Valuation Date: July 18, 2008

°	Maturity Date: July 23, 2008

°	Initial Share Price: $39.00

°	Underlying Share Price at which a Mandatory Call occurs: $39.00 (the hypothetical Initial Share Price)

°	Mandatory Call Premium:

a.	8.00%, if called on any Call Date in January 2007

b.	16.00%, if called on any Call Date in July 2007

c.	24.00%, if called on any Call Date in January 2008

d.	32.00%, if called on any Call Date in July 2008

°	Exchange Ratio: 0.25641 shares per PACERS

°	Annualized dividend yield of Underlying Shares: 1.50%, paid once a year on or about December 30.

°	If the PACERS have not been previously called, at maturity, whether you receive shares or your initial investment ($10.00 per PACERS) depends on whether the closing price of the Underlying Shares has declined by 35% or more (to $25.35 or less, the “Downside Trigger Price”) from the Initial Share Price on the Valuation Date.

The following examples are for purposes of illustration only and would provide different results if different assumptions were applied. The actual amount you receive at maturity will depend on whether the closing price of the Underlying Shares on any Call Date is greater than or equal to the Initial Share Price, causing the PACERS to be called; if the PACERS are not called, whether the price of the Underlying Shares on the Valuation Date has declined by approximately 35% or more (to be determined on the Pricing Date) from the Initial Share Price causing you to receive a fixed number of shares at maturity instead of cash; and the change in the price of the Underlying Shares from the Initial Share Price during the term of the PACERS.

PACERS	11

PACERS are Mandatorily Called on any of the Call Dates

The PACERS have not been previously called and the closing price of the Underlying Shares on the relevant Call Date is equal to or greater than $39.00, the price at which a Mandatory Call occurs. The PACERS are consequently called at the applicable Call Price of $10.00 plus the Mandatory Call Premium per PACERS.

a. If called on any Call Date in January 2007, the Call Price will be $10.00 plus a Mandatory Call Premium of $0.80 Call Price = $10.00 + $0.80 = $10.80 per PACERS

b. If called on any Call Date in July 2007, the Call Price will be $10.00 plus a Mandatory Call Premium of $1.60 Call Price = $10.00 + $1.60 = $11.60 per PACERS

c. If called on any Call Date in January 2008, the Call Price will be $10.00 plus a Mandatory Call Premium of $2.40. Call Price = $10.00 + $2.40 = $12.40 per PACERS

d. If called on any Call Date in July 2008, the Call Price will be $10.00 plus a Mandatory Call Premium of $3.20 Call Price = $10.00 + $3.20 = $13.20 per PACERS

12	PACERS

PACERS are not Mandatorily Called on any of the Call Dates and Downside Trigger Price is Not Breached on the Valuation Date

The PACERS are not called on any of the Call Dates, and the closing price of the Underlying Shares is not less than or equal to 65.00% of the Initial Share Price, or $25.35, on the Valuation Date.

Since the closing price of the Underlying Shares on the Valuation Date is not less than or equal to $25.35, the amount received at maturity will be $10.00 per PACERS.

Amount received at maturity = $10.00 per PACERS

PACERS are not Mandatorily Called on any of the Call Dates and Downside Trigger Price is Breached on the Valuation Date

The PACERS are not called on any of the Call Dates, and the closing price of the Underlying Shares is less than 65.00% of the Initial Share Price, or $25.35, on the Valuation Date. At maturity you will receive for each PACERS a number of Underlying Shares equal to the Exchange Ratio, or 0.25641 shares.

Even if the closing price of the Underlying Shares is greater than $39.00, or the price at which a Mandatory Call occurs, at one or more times on or prior to the Valuation Date, the closing price of the Underlying Shares is below $39.00 on all of the Call Dates. Consequently, the PACERS will not be called on any Call Date.

If the closing price of the Underlying Shares on the Valuation Date is equal to or less than $25.35, then you will receive at maturity a number of Underlying Shares equal to the Exchange Ratio. If the closing price of the Underlying Shares on the Maturity Date is $20.28 then the market value of the shares you will receive, based on such closing price, will be $5.20.

Amount received at maturity = 0.25641 shares * $20.28 = $5.20.

PACERS	13

Summary Chart of Hypothetical Examples

PACERS are Mandatorily Called

Date on which the PACERS are called	Any Call Date in January 2007	Any Call Date in July 2007	Any Call Date in January 2008	Any Call Date in July 2008
Hypothetical Initial Share Price	$39.00	$39.00	$39.00	$39.00
Hypothetical minimum price at which a Mandatory Call would occur	$39.00	$39.00	$39.00	$39.00
Hypothetical closing price of the Underlying Shares on the Call Dates	$39.98	$41.93	$47.19	$54.60
Call Price per PACERS	$10.80	$11.60	$12.40	$13.20
Return on the Underlying Shares (excluding any cash dividend payments)	2.50%	7.50%	21.00%	40.00%
Return on the PACERS	8.00%	16.00%	24.00%	32.00%
Return on the Underlying Shares (including all cash dividend payments)	4.00%	9.00%	24.00%	43.00%
PACERS are not Mandatorily Called
	Downside Trigger Not Breached	Downside Trigger Breached
Hypothetical Initial Share Price	$39.00	$39.00
Hypothetical closing price of the Underlying Shares on the Valuation Date	$35.10	$20.28
Is the hypothetical closing price of the Underlying Shares on the Valuation Date less than or equal to 65.00% of the Initial Share Price, or $25.35?	No	Yes
Will 0.25641 (the Hypothetical Exchange Ratio) Underlying Shares be delivered at maturity?	No	Yes
Hypothetical closing price of the Underlying Shares at maturity	$35.10	$20.28
Amount Received at Maturity (cash or value of the Underlying Shares per PACERS)	$10.00	$5.20
Return on the Underlying Shares (excluding any cash dividend payments)	-10.00%	-48.00%
Return on the PACERS	0.00%	-48.00%
Return on the Underlying Shares (including all cash dividend payments)	-7.00%	-45.00%

14	PACERS

The iShares® MSCI Brazil Index Fund

According to publicly available documents, the iShares® MSCI Brazil Index Fund is one of numerous separate investment portfolios called “Funds” which make up iShares, Inc., a registered investment company. iShares, Inc. is currently subject to the informational requirements of the Securities Exchange Act and the Investment Company Act. Accordingly, iShares, Inc. files reports (including its Semi-Annual Report to Shareholders on Form N-CSRS for the six-month period ended February 28, 2006) and other information with the SEC. iShares, Inc.’s reports and other information are available to the public from the SEC’s website at http://www.sec.gov or may be inspected and copied at the SEC’s Public Reference Room at the location listed in the section “Prospectus Summary—Where You Can Find More Information” in the prospectus related to this offering.

The iShares® MSCI Brazil Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the aggregate in the Brazilian market, as measured by the MSCI Brazil Index.

The MSCI Brazil Index consists of stocks traded primarily on the Bolsa de Valores de São Paulo. As of June 30, 2006, the MSCI Brazil Index’s five largest stocks were Petroleo Brasilerio SA—Preferred Shares, Petroleo Brasilerio SA—Common Shares, Companhia Vale do Rio Doce Preferred Class A Shares, American Depositary Receipts representing the common stock of Companhia Vale do Rio Doce and Banco Itau Holding Financieira S.A. Preferred Shares and its three largest industries were energy (27.48%), materials (26.83% and financials (18.19%). Changes in the composition of the MSCI Brazil Index, and corresponding changes to the iShares® MSCI Brazil Index Fund, may be made as of the close of the last business day of each February, May, August and November. See “Description of the iShares® MSCI Brazil Index Fund” in the pricing supplement related to this offering for further information on the MSCI Brazil Index.

The iShares® MSCI Brazil Index Fund uses a “Representative Sampling” strategy to try to track the MSCI Brazil Index, which means it invests in a representative sample of securities in the MSCI Brazil Index, which have a similar investment profile as the MSCI Brazil Index. Securities selected have aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability, earnings valuation and yield) and liquidity measures similar to those of the MSCI Brazil Index. Funds like the iShares® MSCI Brazil Index Fund that use Representative Sampling generally do not hold all of the securities that are included in the relevant underlying index. The iShares® MSCI Brazil Index Fund’s top portfolio holdings can be found at www.iShares.com. Fund fact sheets which provide information regarding the iShares® MSCI Brazil Index Fund’s top holdings may be requested by calling 1-800-iShares.

Neither Citigroup Funding nor Citigroup has participated in the preparation of iShares, Inc.’s publicly available documents and neither has made any due diligence investigation or inquiry of iShares, Inc. in connection with the iShares® MSCI Brazil Index Fund or the offering of the PACERS. No representation is made that the publicly available information about iShares, Inc. or the iShares® MSCI Brazil Index Fund is accurate or complete.

PACERS	15

The Underlying Shares are listed on the New York Stock Exchange under the symbol “EWZ.” According to iShares, Inc.’s Semi-Annual Report to Shareholders on Form N-CSRS for the six-month period ended February 28, 2006, as of February 28, 2006, there were 46,450,000 Underlying Shares outstanding. Historical high and low sale prices for the Underlying Shares and the dividends paid on such Underlying Shares for each quarter since the first quarter of 2001 are included in the preliminary pricing supplement related to this offering under “Historical Data on the iShares® MSCI Brazil Index Fund.”

The following graph sets forth the daily closing price of the Underlying Shares, as reported on the American Stock Exchange or the New York Stock Exchange, as applicable, from July 10, 2000 to July 11, 2006. The data reflected in the graph below was obtained from Bloomberg L.P. Past performance of the Underlying Shares is not indicative of future closing prices.

The closing price of the Underlying Shares on July 12, 2006 was $38.18.

The PACERS represent obligations of Citigroup Funding and Citigroup only. iShares, Inc. is not involved in any way in this offering and has no obligations relating to the PACERS or to holders of the PACERS.

iShares is a registered mark of Barclays Global Investors, N.A. (“BGI”). BGI has licensed certain trademarks and trade names of BGI to Citigroup Global Markets and its affiliates. The PACERS are not sponsored, endorsed, sold, or promoted by BGI. BGI makes no representations or warranties to the owners of the PACERS or any member of the public regarding the advisability of investing in the PACERS. BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the PACERS.

www.des.citigroupcib.com

iShares is a registered mark of Barclays Global Investors, N.A. (“BGI”). BGI has licensed certain trademarks and trade names of BGI to Citigroup Global Markets Inc. and its affiliates. The PACERS are not sponsored, endorsed, sold, or promoted by BGI. BGI makes no representations or warranties to the owners of the PACERS or any member of the public regarding the advisability of investing in the PACERS. BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the PACERS.

PACERSSM is a registered service mark of Citigroup Global Markets Inc.

© 2006 Citigroup Global Markets Inc. Member SIPC. CITIGROUP and the Umbrella Device are trademarks and service marks of Citigroup Inc. and its subsidiaries and are used and registered throughout the world.